EXHIBIT 5.1

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017	212 450 4000 tel 212 701 5800 fax

September 26, 2014
Citizens Financial Group, Inc.
One Citizens Plaza
Providence, RI 02903

Ladies and Gentlemen:

We have acted as special counsel to Citizens Financial Group, Inc., a Delaware corporation (the “Company ”), and are delivering this opinion in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, for the registration of 67,199,799 shares (the “Shares”) of the Company’s Common Stock, par value $0.01 per share, issuable pursuant to the Citizens Financial Group, Inc. 2014 Omnibus Incentive Plan, the Citizens Financial Group, Inc. 2014 Non-Employee Directors Compensation Plan, the Citizens Financial Group, Inc. 2014 Employee Stock Purchase Plan, the Citizens Financial Group, Inc. Converted Equity 2010 Long Term Incentive Plan and the Citizens Financial Group, Inc. Converted Equity 2010 Deferral Plan (each, a “Plan”).

We have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of rendering this opinion.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized and, when and to the extent issued pursuant to any applicable Plan upon receipt by the Company of the payment therefor, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours, /s/ Davis Polk & Wardwell LLP